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                                   EXHIBIT 5

                  REIMBURSEMENT AND INDEMNIFICATION AGREEMENT

  Reimbursement and Indemnification Agreement (the "Agreement"), dated September 5, 1995, made by and between TIE/communications, Inc., a Delaware corporation ("TIE"), and Marmon Holdings, Inc., a Delaware corporation ("Marmon").

                                R E C I T A L S

  Whereas, from time to time at the request TIE, Marmon has obtained, in its name but on behalf and for the benefit of TIE, various surety, bid, performance and similar bonds required by TIE in connection with the conduct of its business (collectively, the "Bonds"); and

  Whereas, in consideration of Marmon obtaining the Bonds on TIE's behalf, TIE has agreed to reimburse and indemnify Marmon as provided herein and to replace the Bonds upon the occurrence of certain events.

  Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TIE and Marmon do hereby agree as follows:

  1. Reimbursement and Indemnification. TIE shall pay or reimburse Marmon for any and all amounts owed or paid by Marmon, and shall indemnify Marmon for any loss, cost or expense (including reasonable attorneys' fees) incurred or suffered by Marmon, on account of any Bond obtained by Marmon for the benefit of TIE.

  2. Expenses of Collection. TIE shall pay or reimburse Marmon for all costs and expenses, including reasonable attorneys' fees, incurred by Marmon in the collection and enforcement of TIE's obligations hereunder.

  3. Payment. Any amounts owing to Marmon hereunder shall be payable within ten days after written demand, together with appropriate evidence of the right to reimbursement or indemnification, is delivered to TIE. Any amount which is not paid when due shall bear interest from the date when due until the date paid, payable on demand, at the fluctuating per annum rate equal to the prime rate as announced by Bank of America from time to time plus two percent (2%). All payments made to Marmon pursuant hereto shall be applied first against any costs or expenses incurred in connection with the enforcement of this Agreement, then against accrued and unpaid interest payable hereunder and finally against the amounts payable under Section 1 hereof.

  4. No Obligation to Obtain Bonds. Nothing contained herein shall impose any obligation on Marmon to obtain any new Bonds, or to continue, renew or extend any existing Bonds, for the benefit of TIE; provided, however, that from the date hereof until the earlier to occur of (i) the date of consummation of the Offer (as defined therein) to be made pursuant to that certain Agreement and Plan of Merger, dated as of September 5, 1995, among TIE, TIE Acquisition Co. and TIE Merger Co. (the "Merger Agreement") and (ii) the termination of the Merger Agreement, Marmon agrees to obtain new Bonds for the benefit of TIE in connection with the conduct of its business in the ordinary course consistent with past practices and in the manner in which and on the substantially the terms at which Marmon has heretofore obtained Bonds for the benefit of TIE.

  5. Replacement of Bonds. Upon the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) and (ii) 90 days following the date of consummation of the Offer, TIE shall have obtained and have in place new bonds to replace any Bonds then outstanding and, at such time, Marmon shall be entitled to cancel, terminate or allow to expire any and all Bonds then outstanding.

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  6. Miscellaneous Provisions.

    (a) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

    (b) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements or understandings with respect thereto.

    (c) Amendments; Waivers. This Agreement may not be modified except by written agreement signed by the each of the parties hereto, and no provision hereof or breach thereof may be waived except in writing by the party waiving its rights. The waiver of any term hereof or the breach thereof in any instance shall not be deemed to be a waiver of such term or breach in any other instance or of any other term or breach.

    (d) Governing Law. The construction and enforcement of this Agreement shall be governed in all respects by the laws of the State of Delaware (without regard to its conflict of laws rules).

  In Witness Whereof, the parties has executed this Agreement on the date first above written.

                                          Tie/communications, Inc.,
                                          a Delaware corporation

                                          By: _________________________________
                                          Its: ________________________________

                                          Marmon Holdings, Inc.,
                                          a Delaware corporation

                                          By: _________________________________
                                          Its: ________________________________

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